UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 15, 2007 (August 14, 2007)

CRIMSON EXPLORATION INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-21644 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Avenue, Suite 2900, Houston Texas 77002

(Address of Principal Executive Offices)

(713) 236-7400

(Registrant’s telephone number, including area code)

_____________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On August 14, 2007, Crimson Exploration Inc. issued a press release announcing financial results for the second quarter ended June 30, 2007 and recent operational activity. The press release is included in this report as Exhibit 99.1.

The information contained in Exhibit 99.1 is incorporated herein by reference. The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits

Exhibit Number	Description
Exhibit 99.1	Press Release dated August 14, 2007 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION, INC.

Date:	August 15, 2007	/s/ E. Joseph Grady

E. Joseph Grady

Chief Financial Officer and

Senior Vice President

Exhibit Index

Exhibit Number	Description
Exhibit 99.1	Press Release dated August 14, 2007

Exhibit 99.1

Crimson Exploration Inc. Announces Second Quarter 2007 Financial Results and Operational Update

Houston, TX – (BUSINESS WIRE) – August 14, 2007 - Crimson Exploration Inc. (OTCBB: CXPO - News) today announced financial results for the second quarter 2007 and an operational update.

Highlights

•	Acquisition in May 2007 of 95 Bcfe of South Texas and upper Gulf Coast onshore properties (“STGC Properties”) from EXCO Resources, Inc. for approximately $250.0 million
•	Commencement of production from the Rodessa formation of our Madisonville Field in June 2007
•	Increase in average daily production from 7,000 mcfed in 2Q06 to current daily rate of approximately 48,000 mcfed; five fold revenue increase compared to 2Q06
•	Commencement of non-operated drilling program in the South Texas Lobo trend
•

Acquired 12.5% WI in approximately 3,000 gross acres to date in the Fort Worth Barnett Shale play in Johnson and Tarrant Counties, Texas; initial well drilled to total depth, awaiting completion and frac.

Summary Financial Results

Revenues for the second quarter 2007 were $26.7 million compared to $5.2 million in the prior year quarter, an increase due primarily to the acquisition of the STGC Properties in May 2007. For the first six months of 2007, revenues were $31.2 million compared to $10.3 million for the first six months of 2006, due to the higher overall production impact from the acquisition of the STGC Properties in May 2007.

Production for the second quarter 2007 was 3,171,804 mcfe of natural gas equivalents, or 34,855 mcfe per day, compared with production of 636,968 mcfe, or 7,000 per mcfe per day, in the second quarter 2006. Production for the first six months 2007 was 3,714,622 mcfe of natural gas equivalents, or 20,523 mcfe per day, compared with production of 1,229,650 mcfe, or 6,794 mcfe per day, in the first six months 2006.

Average realized prices in the second quarter 2007 (including the effects of realized gains/losses on our commodity price hedges) were $62.66, $7.95 and $8.39 per barrel, mcf and mcfe, respectively. For the second quarter 2006, average realized prices were $60.48, $6.61 and $8.09 per barrel, mcf and mcfe, respectively. Average realized prices for the first six months 2007 were $61.97, $7.86 and $8.38 per barrel, mcf and mcfe, respectively. For the first six months 2006, average realized prices were $64.23, $7.14 and $8.35 per barrel, mcf and mcfe, respectively.

Total Operating Expenses for the second quarter 2007 were $16.8 million compared to $4.8 million in the second quarter 2006. Of the $12.0 million increase in total operating expenses, field operating expenses were up approximately $3.5 million primarily due to the effect of the acquisition of the STGC Properties. Depreciation, depletion and amortization increased by $7.3 million, primarily due to the addition of the STGC Properties. General and administrative costs increased by $0.5 million. Exploration expense was $0.5 million in the second quarter 2007, compared to $47,000 in the second quarter 2006. For the first six months 2007, total operating expenses were $21.9 million compared to $8.9 million in the first six months 2006. Of the $12.9 million increase in total operating expenses, field operating expenses were up approximately $3.7 million, primarily due to the effect of the acquisition of the STGC Properties. Depreciation, depletion and amortization increased by $7.3 million, primarily due to the addition of the STGC Properties.

Other Income (Expense) was a net negative $3.0 million for the second quarter 2007 compared to a net positive of $69,000 in the second quarter 2006. This change is primarily due to interest expense associated with our outstanding debt from the acquisition of the STGC Properties, offset by the change in the mark-to-market valuation on our derivative instruments.

Cash flow from operations for the first six months 2007, exclusive of changes in working capital, was $17.1 million, a $12.4 million increase over the $4.7 million reported for the first six months 2006.

Net income for the second quarter 2007 was $4.3 million compared to $0.2 million for the second quarter 2006. For the second quarter and year-to-date 2007, the changes period over period, net of taxes, were as follows:

Net Income 2Q06	$201,865
Income from operations	5,932,939
Increase in interest expenses	(2,402,178)
Change in mark-to-market value on commodity hedges	522,727
Net Income 2Q07	$4,255,353

Net Income YTD 2006	$1,574,674
Income from operations	4,860,150
Increase in interest expenses	(2,401,758)
Change in mark-to-market value on commodity hedges	(1,340,307)
Net Income YTD 2007	$2,692,759

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and six month periods ended June 30, 2007 and 2006:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2007	2006	%	2007	2006	%
Total Volumes Sold:
Crude oil (barrels)	93,006	45,187	106%	131,293	91,033	44%
Natural gas (mcf)	2,613,768	365,846	614%	2,926,864	683,452	328%
Natural gas equivalents (mcfe)	3,171,804	636,968	398%	3,714,622	1,229,650	202%

Daily Sales Volumes:
Crude oil (barrels)	1,022	497	106%	725	503	44%
Natural gas (mcf)	28,723	4,020	615%	16,171	3,776	328%
Natural gas equivalents (mcfe)	34,855	7,000	398%	20,522	6,793	202%

Daily Sales Volumes (mcfe) by Area:
Cameron Parish LA	5,886	3,509	68%	4,501	3,312	36%
Texas Onshore	28,190	2,682	951%	15,294	2,754	456%
DJ Basin CO	735	777	-5%	680	689	-1%
Other	44	32	38%	47	39	21%
	34,855	7,000	398%	20,522	6,793	202%

Average oil sales price ($ per bbl):
Average price received in field	$62.93	$67.47%		$60.86	$64.23	-5%
Realized effects of hedging instruments	0.88	(6.99)	na	1.92	(4.94)	na
Net realized price, after hedging	$63.81	$60.48%		$62.78	$59.29	6%

Average basis differential (NYMEX – WTI)	$(2.33)	$(3.24)		$(2.36)	$(2.90)

Average gas sales price ($ per mcf):
Average price received in field	$7.92	$6.56	21%	$7.79	$7.14	9%
Realized effects of hedging instruments	(0.01)	0.05	Na	0.03	(0.02)	Na
Net realized price, after hedging	$7.91	$6.61	20%	$7.82	$7.12	10%

Average basis differential (Houston Ship Channel)	$0.54	$0.05		$0.49	$0.15

Selected Costs ($ per mcfe):
Lease operating expenses	$1.64	$2.68	-39%	$1.89	$2.68	-29%
Depreciation and depletion expense	$2.60	$1.44	80%	$2.43	$1.36	78%
General and administrative expense	$0.84	$3.36	-75%	$1.34	$3.14	-57%
Interest	$1.07	$0.09	1124%	$0.92	$0.05	1622%

Cash provided by operating activities,
exclusive of changes in working capital	$15,826,617	$2,337,064%		$17,081,407	$4,726,746	261%

Capital expenditures
Leasehold acquisition –proved	$226,875,338	$403,391		$226,875,338	$8,322,685
Leasehold acquisition –unproved	28,584,129			28,584,129
Exploratory	4,853,401	363,869		5,668,313	363,869
Development	5,434,296	2,765,717		10,568,604	3,645,542
Prospects	2,108,812	—		2,478,093	—
Other	715,791	25,362		784,991	76,629
	$268,571,767	$3,558,339		$274,959,468	$12,408,725

Capital expenditures by Area
Cameron Parish LA	$10,880,001	$1,771,656		$10,905,697	$2,175,335
Texas Onshore	256,759,091	1,107,675		262,871,151	9,453,012
Texas Offshore	—	—		—	—
DJ Basin CO	541	653,646		45,400	703,749
Other	932,134	25,362		1,137,220	76,629
	$268,571,767	$3,558,339		$274,959,468	$12,408,725

Earnings per Common Share
Basic	$0.84	$(0.22)		$0.25	$(0.08)
Fully Diluted	$0.45	$(0.22)		$0.29	$(0.08)

CRIMSON EXPLORATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2007	2006
ASSETS
Total current assets	$28,120,510	$4,231,983
Net property and equipment	345,724,557	76,546,892
Total other assets	4,589,462	3,923,847

Total Assets	$378,434,529	$84,702,722

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$22,945,048	$10,932,155
Total non-current liabilities	285,180,180	12,444,784
Total stockholders’ equity	70,309,301	61,325,783

Total Liabilities & Stockholders’ Equity	$378,434,529	$84,702,722

CRIMSON EXPLORATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

OPERATING REVENUES
Oil and gas sales	$26,607,257	$5,150,063	$ 31,128,046	$10,263,560
Operating overhead and other income	51,293	30,130	77,629	56,282
Total Operating Revenues	26,658,550	5,180,193	31,205,675	10,319,842

OPERATING EXPENSES
Lease operating expenses	5,213,567	1,710,081	7,025,775	3,289,401
Exploration expenses	470,762	47,141	606,373	55,918
Depreciation, depletion and amortization	8,247,127	919,431	9,018,893	1,673,807
Dry holes, abandoned property and impaired assets	46,070	8,036	46,070	12,422
Asset retirement obligations	108,832	20,994	183,551	41,988
General and administrative	2,674,920	2,141,074	4,985,146	3,864,737
Total Operating Expenses	16,761,278	4,846,757	21,865,808	8,938,273

INCOME FROM OPERATIONS	9,897,272	333,436	9,339,867	1,381,569

OTHER INCOME (EXPENSE)
Interest expense	(3,405,472)	(55,878)	(3,423,440)	(65,800)
Other financing cost	(572,805)	(43,447)	(650,064)	(88,564)
Loss from equity in investments	—	—	—	(1,843)
Unrealized gain (loss) on derivative instruments	985,273	168,667	(876,840)	1,276,947
Total Other Income (Expense)	(2,993,004)	69,342	(4,950,344)	1,120,740

INCOME BEFORE INCOME TAXES	6,904,268	402,778	4,389,523	2,502,309

INCOME TAX EXPENSE	(2,648,915)	(200,913)	(1,696,764)	(927,635)

NET INCOME	$4,255,353	$201,865	$ 2,692,759	$1,574,674

Non–GAAP Financial Measures

Crimson also presents net cash flow from operations, exclusive of working capital items, which consists of net cash provided by operating activities plus the period change in accounts receivable, other current assets and accounts payable and accrued expenses. Management uses this measure to assess the company’s ability to generate cash to fund exploration and development activities. Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity. Net cash flows from operations, exclusive of working capital items should not be considered as an alternative to net cash provided by operational activities as defined by GAAP. The following is a reconciliation of net cash provided by operating activities to net cash flow from operations, exclusive of working capital items:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net cash provided by operating activities	$11,224,724	$2,888,720	$7,694,161	$5,631,630
Changes in working capital
Accounts receivable	19,347,176	(105,422)	20,352,446	(672,850)
Prepaid expenses	(149,621)	(162,729)	87,569	128,154
Accounts payable and accrued expenses	(14,595,662)	(283,505)	(11,052,769)	(360,188)

Net cash flow from operations,
exclusive of working capital items	$15,826,617	$2,337,064	$17,081,407	$4,726,746

Operational Update

Production

Crimson produced approximately 3,172,000 mcfe of natural gas equivalents, or 34,855 mcfe per day, during the second quarter 2007 compared to approximately 637,000 mcfe, or 7,000 mcfe per day, during the second quarter 2006. For the first six months 2007, Crimson produced approximately 3,715,000 mcfe of natural gas equivalents, or 20,523 mcfe per day compared to approximately 1,230,000 mcfe, or 6,794 mcfe per day, in the first six months 2006. As of August 9, 2007, we were producing approximately 48,000 mcfe per day.

The increase in production is primarily due to the impact of the acquisition of the STGC Properties on May 8, 2007. As previously disclosed, production from the recent drilling success on our Madisonville Rodessa project commenced in late June 2007.

Capital Expenditure Programs

General

Capital expenditures for the six months of 2007 were $270.5 million, including $250.9 million related to the acquisition of the STGC Properties and $19.6 million in drilling and development expenditures related primarily to work on our Rodessa project in the Madisonville field as noted below.

Madisonville Area

During the first quarter 2007 we successfully completed the Fuhlberg #1 well (78% WI) in the Rodessa formation in our Madisonville Field in Madison County, Texas. We commenced production from the Fuhlberg #1 well in June 2007. The well which initially tested at a gross rate of approximately 9,000 mcfe per day through two sets of perforations, is currently producing at a curtailed rate of approximately 3,300 mcfe per day due to limited plant capacity. Mechanical problems experienced during the completion of the Johnston #2 well could not be rectified economically; therefore, we recently decided to sidetrack the well. It is estimated that it will take 90 days to sidetrack and recomplete the well.

The acid gas processing plant in this field is being expanded by its owner from a current capacity of approximately 17,000 mcf per day to approximately 70,000 mcf per day. The expansion, previously expected to be completed in December 2006, is now projected to be completed and fully operational by the end of the third quarter 2007.

Fort Worth Barnett Shale, Johnson and Tarrant Counties, Texas

During the second quarter 2007, we continued to acquire acreage related to our 12.5% non-operated working interest in the prolific Fort Worth Barnett Shale play in Johnson and Tarrant Counties. We and our partners have acquired approximately 3,000 gross acres to date and will continue to pursue opportunities to accumulate additional acreage in the area throughout the year. The initial well in the program has been drilled to total depth and is currently awaiting completion. The second and third wells in the program are currently drilling. We expect to participate in seven wells in the program in 2007.

South Texas

We have participated in three wells within the Lobo/Perdido Trend of South Texas. The Gonzales #1 (CXP 15% WI) was drilled and casing has been run to evaluate the shallow objective. The deeper Lobo Sands were not commercial. The Ramirez #1 (CXP 30% WI) was drilled and 100’ of probable net gas was found in multiple zones. We expect that the well will be completed during August 2007. The Garcia #1 (CXP 25% WI) was drilled and 60’ of probable net gas was found in multiple zones. We expect that the well will be completed during September 2007. The Vielmann #1 (CXP 20% WI) is currently drilling and should reach total depth during September 2007. We expect to participate in two additional wells in the program in 2007.

We also have a 75% working interest in the Cabernet and Merlot prospects in Matagorda County, Texas. We own approximately 900 gross acres covering both prospects.

West Cameron 432

We participated for a 15% WI in a new field discovery with the drilling of the West Cameron 432 #1. The well encountered 200’ of apparent net gas in multiple zones and is currently being completed. Upon completion, we expect that offshore facilities and a pipeline will be installed with initial production to commence in Q1’08.

Sabine Lake

We participated for a 15% non-operated WI in a new field discovery with the drilling of the SL 19095 #1 in Cameron Parish, Louisiana. The well encountered 70’ of hydrocarbons and is currently being completed and tested. That well is expected to commence production in Q4’07.

Liberty County, Texas

Crimson has participated in three wells in Liberty County, Texas as a result of the acquisition of the STGC Properties. The KMG #3 (CXP 9.7% WI) was drilled and completed in the Cook Mountain formation and commenced production in July at an approximate rate of 3 Mmcfpd and 1,000 Bopd. The Kate Dishman #7 (CXP 7.8% WI) was drilled and completed in the EY-1 sand and is awaiting production facilities. The Barrett #2 (CXP 20%WI) was drilled to the Wilcox 12,700’ sand where Crimson elected not to participate in a completion attempt.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning Crimson’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson’s control. Statements regarding future production, revenue and cash flow are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, commodity price changes, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2006 for a further discussion of these risks.

Contact:

Crimson Exploration Inc., Houston, TX
E. Joseph Grady, 713-236-7400
Source:	Crimson Exploration Inc.